Exhibit 10.1

* Material has been omitted pursuant to a request for confidential treatment and the material has been filed separately.

SUPPLY AND SELF MAINTENANCE AGREEMENT

This Supply and Self Maintenance Agreement (this "Agreement") is entered into this 26th day of November, 2008 (the "Effective Date"), by and between Delphax Technologies Inc., a corporation organized under the laws of the State of Minnesota ("Delphax"), and Harland Clarke Corp., formerly known as John H. Harland Company, a corporation organized under the laws of the State of Delaware, ("Harland Clarke"). Delphax and Harland Clarke are from time to time referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

Whereas, on or about January 1, 2005, Delphax and Harland Clarke entered into that certain Maintenance Agreement, as amended by that certain First Amendment to Maintenance Agreement dated as of January 1, 2008 (the "Maintenance Agreement"), pursuant to which Harland Clarke engaged Delphax Technologies, Inc. to perform certain maintenance functions (the "Maintenance Services") for Harland Clarke's Imaggia printers (the "Equipment");

WHEREAS, the Parties have determined to terminate the Maintenance Agreement and for Harland Clarke to assume performance of the Maintenance Services on the Equipment; and

WHEREAS, the Parties desire to enter into this Agreement which shall set forth the terms pursuant to which (i) Delphax shall provide to Harland Clarke and Harland Clarke shall acquire from Delphax the Products (defined below), including tools and equipment; (ii) Delphax shall transfer performance of the Maintenance Services to Harland Clarke and perform the Transition Services (defined below) in furtherance of such transfer; (iii) Harland Clarke shall be permitted to hire the Transferred Employees (defined below); and (iv) Delphax shall provide to Harland Clarke the Post-Transition Support Services (defined below) and Training Services (defined below) to Harland Clarke.

NOW THEREFORE, in consideration of the covenants, mutual promises, and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

  Effect of Execution. The Parties agree that as of the Effective Date, the Maintenance Agreement shall be deemed terminated in accordance with the provisions thereof (other than as expressly set forth herein) and that this Agreement shall set forth all of Delphax's obligations with respect to the Products and Equipment.

  Supply of Products.

    Sale and Purchase of Products. Delphax agrees to manufacture, acquire on behalf of, sell and deliver to Harland Clarke, and Harland Clarke agrees to purchase and receive from Delphax, its requirements of the parts, supplies, tools, equipment and other consumables required to fully support the operation of the Equipment, as specifically described in Schedule A attached hereto (the "Products").

    Rolling Forecast; Purchase Orders. Each month during the Term (defined below), Harland Clarke will provide to Delphax and Delphax shall accept from Harland Clarke a purchase order (each, a "Purchase Order") for delivery not later than six (6) months thereafter of Harland Clarke's requirements for the Products specified in the Purchase Order. Each Purchase Order shall be deemed accepted by Delphax unless Delphax provides written notice to the contrary to Harland Clarke within three (3) business days following receipt of such Purchase Order; provided, however, that Delphax shall not reject any Purchase Order unless Harland Clarke's requirements for Products therein are unreasonably disproportionate to Harland Clarke's historical usage of such Products. During the initial six (6) months of the Term, Delphax shall deliver to Harland Clarke, and Harland Clarke shall purchase from Delphax, the Products in such amounts and at such frequencies consistent with Harland Clarke's historic usage under the Maintenance Agreement and as necessary to maintain operation of the Equipment for that initial six-month period. Thereafter, delivery dates shall be as specified in Harland Clarke's Purchase Orders, provided that such dates do not involve lead times that are shorter than the historical pattern. Those certain general terms and conditions of sale and purchase previously agreed to among the Parties and attached hereto as Exhibit A shall apply to all Purchase Orders issued by Harland Clarke under this Agreement. In the event, however, of any conflict or inconsistency between such general terms and conditions as set forth in Exhibit A and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

    Pricing. Prices for the Products sold hereunder during the remainder of 2008 and during 2009 shall be as set forth under the appropriate column for 2008 and 2009 on Schedule A attached hereto and shall not be subject to any increase prior to January 1, 2010. On January 1, 2010 and annually thereafter, prices for the Products may be increased by Delphax not more than once per year; provided, however, that except for the volume based price changes referred to on Schedule A, *. Delphax shall provide not less than sixty (60) days' prior written notice to Harland Clarke of any proposed price increase under this Section 2(c). Beginning in calendar year 2010 and during any subsequent calendar year thereafter during the Term, if the total volume of Products purchased hereunder (as measured in US$) by Harland Clarke decreases by more than *, excluding (i) Harland Clarke's purchase of the Onsite Products (defined below) pursuant to Section 3(d) of this Agreement and (ii) any Products received pursuant to all purchase orders issued to Delphax by Harland Clarke prior to the Effective Date, the Parties agree to work in good faith to renegotiate pricing for the immediately subsequent year's purchases on the basis of said reduction in volume.

    Delivery; Shipping and Risk of Loss. Upon receipt of each Purchase Order issued hereunder, Delphax shall coordinate delivery of the Products with the designated Harland Clarke representative to optimize freight costs. The Products shall be (i) packaged by Delphax in accordance with mutually agreed upon specifications and in a manner so as to prevent destruction and/or damage of the Products while in transit and (ii) placed for shipment by Delphax F.O.B. the Delphax facility with a carrier designated by Harland Clarke. The cost of shipping shall be borne by Harland Clarke. The risk of loss, damage, theft or destruction of the Products during shipment from any cause whatsoever, whether or not insured, shall be borne by Harland Clarke.

    Invoicing. Contemporaneously with the shipment of the Products, Delphax shall issue to Harland Clarke an invoice for such shipment. Each such invoice shall, at a minimum, set forth the following: (i) an invoice number for tracking purposes, (ii) the applicable Purchase Order number, (iii) the quantity of each Product shipped, (iv) the Harland Clarke facility to which the Products were shipped, and (v) the applicable pricing as set forth in Schedule A or as provided in paragraph c above.

    Inspection; Defective Products. Upon receipt of the Products, Harland Clarke shall perform an inspection of all Products. Following the performance of such inspection, Harland Clarke shall inform Delphax of any Products it deems to be defective and shall return to Delphax such defective products at Delphax's expense. Notwithstanding the foregoing, nothing contained in this section shall relieve Delphax for responsibility for latent defects in the Products.

    Payment. The invoice amount on each Purchase Order shall be due and payable by Harland Clarke to Delphax within thirty (30) days after the invoice date.

    Disputed Payments; Credit Memos. In the event that Harland Clarke disputes an amount previously paid pursuant to Section 2(g) above, Harland Clarke shall notify Delphax of such dispute as soon as practicable after the discrepancy has been discovered. The Parties will investigate the dispute using the dispute resolution process set forth in Section 19 below. Upon resolution of such dispute and if necessary, Delphax shall issue a credit memo to reflect the resolution of disputed amount, which shall be applicable to the next monthly invoice issued hereunder.

  Transition Services and Products Inventory.

    Continued Performance of Maintenance Services. Commencing on the Effective Date and continuing until the Cutover Date (defined below), Delphax shall: (i) continue performing the Maintenance Services as specifically described in Section 2.3 of the Maintenance Agreement; (ii) continue providing parts and consumables from the Onsite Inventory (defined below) in support of the continued operation of the Equipment; (iii) provide, on an as needed basis and as requested by Harland Clarke, knowledge transfer to Harland Clarke representatives with respect to the required usage of the Products and order management, including reviewing lead times and inventory planning for the Products; and (iv) such other and further services as the Parties agree are necessary for the transfer of the Maintenance Services from Delphax to Harland Clarke (collectively, the "Transition Services").

    Charges. As consideration for Delphax's performance of the Transition Services, Harland Clarke shall pay Delphax (i) a per foot consumable charge, and/or (ii) a per foot maintenance charge based upon pricing set forth in Schedule A-1.

    Termination of Transition Services. With respect to each Harland Clarke facility in which Equipment is located, Delphax's obligation to perform the Transition Services shall terminate as of the conclusion of the final production shift at each such Harland Clarke facility as on the dates designated in Schedule D attached hereto (each, a "Cutover Date").

    Physical Inventory of Products at Harland Clarke Facilities. For each Harland Clarke facility in which Equipment is located, beginning not earlier than its respective Cutover Date and concluding not later than the commencement of the first production shift on the next business day following the Cutover Date for that particular Harland Clarke facility (each, the "Transition Date" for the particular facility), Delphax, together with Harland Clarke, shall perform a physical inventory (the "Physical Inventory") of all parts, tools, equipment, products and consumables used in the operation of the Equipment owned by Delphax then on site at that Harland Clarke facility (the "Onsite Products"); provided, however such parts, tools, equipments, products and consumables shall only be included in the Onsite Products if they are found, upon the reasonable determination of Harland Clarke, to be merchantable, usable and not found to be excessive in quantity with respect to Harland Clarke's reasonable requirements. Upon completion of the Physical Inventory for a particular Harland Clarke facility, the Parties shall mutually agree as to the number of Onsite Products at that Harland Clarke facility and the purchase price for such Onsite Products shall be calculated based upon the prices set forth in Schedule A or as otherwise agreed by the Parties with respect to the tools and equipment. Not more than fifteen (15) days following the Transition Date for a particular facility, Harland Clarke shall issue payment to Delphax for the Onsite Products at that facility.

  Post-Transition Support Services. Commencing on the Transition Date (or such other date as agreed to among the Parties), and continuing until either the expiration or termination of this Agreement, Delphax shall perform the following services in connection with the transfer of the Maintenance Services from Delphax to Harland Clarke (collectively, the "Post-Transition Support Services").

    Technical Support. Delphax will provide Harland Clarke with telephonic technical support to resolve problems or issues arising with the Equipment ("Telephonic Technical Support"). Delphax will provide to Harland Clarke such Telephonic Technical Support in accordance with Harland Clarke's production operations for which the Equipment is used and consistent with the service level agreements ("SLAs") set forth in Schedule C attached hereto. In the event an issue or problem requires on site presence by Delphax technical support or engineering staff, Delphax agrees to make its personnel available to provide such assistance (the "Onsite Technical Support," together with the Telephonic Technical Support, the "Technical Support") consistent with the SLAs set forth in Schedule C. Harland Clarke agrees to pay Delphax for the Technical Support at the rates stated in the attached Schedule C and to reimburse Delphax for reasonable out-of-pocket expenses incurred by Delphax personnel in connection with the performance of On-Site Technical Support; provided, however, such expenses shall not be subject to any mark-up.

    OPSYS Maintenance. Commencing on the Effective Date, Delphax will provide the OPSYS maintenance program for all systems installed at a Harland Clarke location for an annual charge of * of each calendar year for the term of this Agreement, provided that at the beginning of each year, or when Delphax has knowledge of a required change, Delphax will submit a statement of work with the anticipated schedule for expected changes to the software OEM license renewal for all embedded software * major and minor releases for improvements and bug fixes for the coming calendar year or as scheduled to occur. At the beginning of each year a synopsis and review of the previous year's changes will be done to determine the cost benefit or substantiation of the annual charges with value added by the update.

  Training Services.

    Maintenance Training Services. Upon Harland Clarke's request, Delphax will provide Imaggia maintenance training (the "Training Services) to Harland Clarke personnel (with a * attendee minimum) at the rate specified in Schedule C. Delphax agrees to provide the Training Services not more than twenty-one (21) days following such request from Harland Clarke. Each training class will be * in length and be limited to a maximum of * individuals.

    Training Services Expenses. Harland Clarke shall be responsible for all expenses incurred by Harland Clarke personnel attending the maintenance training classes described in Section 5(a) above, including, without limitation, travel and lodging expenses.

    Train the Trainer Programs. Upon request for such program by Harland Clarke, Delphax and Harland Clarke shall mutually agree to a plan and pricing for a "train the trainer" program in accordance with Schedule C to assure on-going support for the Equipment.

  Employment of Delphax Employees. In connection with the transfer of the Maintenance Services from Delphax to Harland Clarke, as of the Effective Date and at anytime thereafter, Harland Clarke is permitted to interview and make conditional offers of employment to all Delphax personnel currently on-site providing the Maintenance Services in any Harland Clarke facility, subject to successful background checks and drug screening. Each such Delphax personnel who accepts Harland Clarke's offer of employment (each a "Transferred Employee") shall be terminated from their employment with Delphax as of the effective date of their commencement of employment with Harland Clarke. Delphax shall remain solely liable for all liabilities relating to each Transferred Employee's employment with and termination of employment from Delphax, including, but not limited to, any liabilities for wages or any other type of compensation, employee retirement, welfare and fringe benefits of any type, accrued sick or vacation or other leave, or any other existing or contingent claim any Transferred Employee may now have or in the future may assert against Delphax arising directly or indirectly out of the Transferred Employee's employment with and termination of employment from Delphax ("Delphax Transferred Employee Liabilities"). Harland Clarke shall not succeed to, assume or otherwise become liable for any of the Delphax Transferred Employee Liabilities. Delphax shall fully indemnify and hold harmless Harland Clarke for any Delphax Transferred Employee Liabilities claim made against Harland Clarke. For any Delphax personnel providing Maintenance Services as of the Effective Date in any Harland Clarke facility that is not hired by Harland Clarke (except for those who have either not passed the background check and drug screening or declined Harland Clarke's offer of employment), Harland Clarke shall reimburse Delphax for (i) the severance benefits to which such employee would otherwise be entitled under and in accordance with Delphax's standard severance policy, and (ii) up to two (2) weeks retention benefits to the Cut Over Date for the facility where the employee is employed.

  Additional Obligations of Delphax. At * to Harland Clarke, Delphax agrees:

    Delphax Software Updates. From time to time and as necessary, Delphax shall provide to Harland Clarke all software updates as provided under OPSYS and shall work with Harland Clarke to implement such updates. Any other updates, upgrades, enhancements or requests from Harland Clarke shall be quoted by Delphax and paid for based on a Statement of Work (SOW) that is agreed upon by the Parties.

    Third Party Software. The Parties acknowledge that the Equipment contains third party software. Delphax shall provide to Harland Clarke all updates to such third party software that are integrated by Delphax into the operating system for the Equipment and shall work with Harland Clarke to implement such updates.

    Supplier Contingency Plan. Within sixty (60) days following the Effective Date, Delphax shall provide to Harland Clarke a copy of Delphax's contingency plan, which plan shall be reasonably acceptable to and approved by Harland Clarke, for maintaining supply of Harland Clarke's day-to-day requirements of * (the "Critical Products"). Upon request by Harland Clarke, Delphax shall, within a reasonable period following such request, provide to Harland Clarke a contingency plan for the continued supply of those certain Products identified by Harland Clarke in addition to the Critical Products, which plan shall be reasonably acceptable to and approved by Harland Clarke.

    Field Change Orders. Delphax shall complete all Harland Clarke-approved field change orders ("FCOs") that were issued by Delphax prior to the Cutover Date. With respect to all FCOs issued prior to the Cutover Date, but not yet approved by Harland Clarke, Delphax shall provide to Harland Clarke, at *, the kits and related materials for implementation of such FCOs by Harland Clarke.

  Term; Termination.

    Term. The term of this Agreement shall begin as of the Effective Date and shall continue for a period of three (3) years (the "Initial Term") thereafter, unless earlier terminated by Harland Clarke in accordance with Section 8(c) below.

    Renewal Term. Upon the expiration of the Initial Term, the Agreement shall automatically renew for successive twelve (12) month periods (each, a "Renewal Term," together with the Initial Term, the "Term"), unless terminated by Harland Clarke upon giving Delphax at least twelve (12) months' prior written notice of its intent not to renew the Agreement.

    Termination for Convenience. Harland Clarke, upon not less than twelve (12) months' prior written notice, may terminate this Agreement for any reason.

    Bankruptcy/Insolvency. Harland Clarke may immediately terminate this Agreement upon notice of the filing of a voluntary proceeding by Delphax (or the filing of an involuntary proceeding against Delphax that is not dismissed within thirty (30) days) under Chapters 7 or 11 of the U.S. Bankruptcy Code or the Bankruptcy and Insolvency Act (BIA) and the Companies' Creditors Arrangement Act (CCAA) of Canada.

    Change of Control. Upon notice of the acquisition of control of Delphax by a third party, Harland Clarke may terminate this Agreement upon five (5) business days notice to Delphax.

  Non-Exclusivity. In the event that Harland Clarke terminates this Agreement in accordance with its terms due to a material failure by Delphax to supply Products in accordance with this Agreement, then Harland Clarke shall be permitted to directly negotiate and acquire any Products then being acquired by Delphax from any third party supplier in the performance of this Agreement, and such acquisition, contract and/or negotiations will not violate the terms of this Agreement or any other agreement between Harland Clarke and Delphax.

  License Grant.

    Delphax, as licensor, hereby grants to Harland Clarke, as licensee, * conditional license (the "License") of the intellectual property of Delphax that is used to make, have made, and use, manufacture, or have manufactured systems, sub-assemblies, or parts, including the Products, necessary for Harland Clarke to continue to operate the Equipment. The License shall not be assignable or transferable and any purported assignment or transfer shall be void ab initio; provided, however, upon the occurrence of a Triggering Event (as defined in Section 16(a) below) and Harland Clarke's sale or transfer of all or substantially all of the Equipment to a third party, Harland Clarke shall be permitted to transfer the License to such third party. Notwithstanding the foregoing, Harland Clarke may assign the License to an affiliate or successor-in-interest.

    Notwithstanding the foregoing, Harland Clarke, its affiliates and successors-in-interest shall not be permitted to exercise its rights under the License unless and until the occurrence of one or more of the "Triggering Events" as set forth in Section 16(a) below.

  Representations and Warranties of Delphax.

    Delphax represents and warrants as follows:

      Authority. Delphax has full corporate power to own, lease, license and operate its properties and assets and to conduct its business as currently conducted and to enter in this Agreement and to consummate the transactions contemplated hereby.

      Free from Defects. The Products and On Site Products shall be free from defects in material and workmanship for not less than ninety (90) days following receipt or possession by Harland Clarke.

      Free from Liens and Encumbrances. The Products will be free from all liens, encumbrances and security interests.

      No Violations. The sale of the Products does not conflict with or violate any agreement or law or any other instrument binding upon Delphax, its assets, or properties; that it has the legal right to sell the Products; that the consent of no other person or entity is necessary for it to enter into and fully perform this Agreement.

      Condition of Equipment. As of the Cutover Date, the Equipment shall be in good working order, meeting all current service level agreements (attached hereto as Schedule B).

      No Infringement. Any updates to software and any other intellectual property provided or licensed hereunder does not infringe, or constitute an infringement or misappropriation and intellectual property or proprietary rights of any third party.

      Intellectual Property. All intellectual property that is the subject of the License is owned by Delphax. Delphax has the full corporate power and authority to grant Harland Clarke such License and the License does not contravene any other agreement to which Delphax is a party that relates to the intellectual property which is the subject of the License.

    The foregoing warranties shall survive delivery, inspection and acceptance of the Products and payment by Harland Clarke for the Products as provided herein.

  Insurance.

    During the Term of this Agreement, Delphax shall continuously maintain and keep in force, at its own expense, with insurance companies rated at a minimum of A X or better by A.M. Best, the following minimum insurance coverages and minimum limits:

          Commercial General Liability or Umbrella/Excess Liability occurrence form coverage with limits of at least $5,000,000 for personal injury, bodily injury, and property damage (including loss of use) for any one occurrence and an aggregate limit of $10,000,000;

          Software and Technology Errors and Omissions Insurance with limits of at least $2,000,000 per occurrence and an aggregate limit of $5,000,000.

          Crime Insurance with limits of at least $1,000,000 including Employee Dishonesty and Computer Crime, that provides coverage for losses incurred by Harland Clarke and its subsidiaries arising from the activity of Delphax employees.

    Delphax shall name Harland Clarke and its subsidiaries as (i) additional insureds on the liability policies described in Sections 12(a)(i) above and (ii) third party Loss Payee up to their insurable interest in the policy described in Section 12(a)(iii) above.

    Delphax shall provide Harland Clarke with certificates of insurance demonstrating coverage and additional insured status as required herein with Harland Clarke named as the certificate holder. Certificate(s) shall be produced on an Accord form or on a substantially similar form. Any applicable cancellation clause must provide at least thirty (30) days' written notice prior to expiration or cancellation of insurance and omit the phrases "endeavor to" and "but failure to do so shall impose no obligation of any kind upon the insurer, its agents or representatives." Such certificate(s) must be received by Harland Clarke within thirty (30) days of the Effective Date. Renewal certificates must be delivered prior to the annual anniversary date of the Effective Date and/or upon demand by Harland Clarke. All certificates of insurance shall be mailed to Harland Clarke Corp., Attn: David Berry, Risk Manager, 2939 Miller Road, Decatur, GA 30335, with a copy to Corporate Procurement, 10931 Laureate Drive, San Antonio, TX 78249.

  Most Favored Customer. *

  Setoff. In addition to any right of setoff or recoupment provided by law, all amounts due to Delphax shall be considered net of indebtedness of Delphax and its affiliates/subsidiaries to Harland Clarke and its affiliates/subsidiaries, and Harland Clarke shall have the right to set off against or to recoup any amounts due to Delphax and its affiliates/subsidiaries from Harland Clarke and its affiliates/subsidiaries under this Agreement; provided, however, that Harland Clarke agrees that it will not set off amounts owing to (i) Harland Clarke from Delphax under the U.S. Loan Agreement, (ii) Harland Clarke's subsidiary, Scantron Canada Ltd. from Delphax's subsidiary, Delphax Technologies Canada Limited ("Delphax Canada") under the Canadian Loan Agreement, or (iii) Harland Clarke from Delphax Canada under the Subordinated Note, prior to the occurrence of an Event of Default as defined in either the U.S. or Canadian Loan Agreements or an Event of Default under and as defined in the Subordinated Note.

  Importation of Goods. Where applicable, Delphax agrees that Harland Clarke will not be a party to the importation of the materials used in the manufacture of the Products, and that Delphax will neither cause not permit Harland Clarke's name to be shown as "importer of record" on any customs declaration. Where Delphax is importer of record, the purchase price for the Products as set forth in Schedule A is inclusive of all duties and other costs of customs clearance.

  Escrow Provisions. *

  Indemnification. Delphax shall indemnify and hold Harland Clarke and its subsidiaries harmless from and against all claims, damages and liabilities, including attorneys' fees, arising from Delphax's wrongful, negligent conduct or material breach of this Agreement. Harland Clarke shall indemnify and hold Delphax and its subsidiaries harmless from and against all claims, damages and liabilities, including attorneys' fees, arising from Harland Clarke's wrongful, negligent conduct or material breach of this Agreement.

  Dispute Resolution. Each Party expressly agrees to use commercially reasonable efforts to resolve any dispute in good faith as soon as possible and to have reasonably exhausted those alternative means available to it for resolving such dispute prior to initiating any litigation in connection with this Agreement. In the event any dispute cannot be resolved to the reasonable satisfaction of each Party within fifteen (15) business days after notice of the dispute, the dispute shall be escalated and referred immediately in writing to a representative officer of each Party. The Parties' representative officers shall meet, negotiate in good faith, and attempt to resolve amicably and to each Party's mutual satisfaction any such dispute within thirty (30) additional business days from the date of escalation. In the event such dispute is not resolved during the thirty (30) additional business days, neither Party is required to pursue other alternative dispute resolution methods.

  General Provisions.

    Time of the Essence. Time is of the essence in the performance of this Agreement.

    Relationship of the Parties.

      No Joint Venture. This Agreement shall not be construed as constituting either Party as partner, joint venture or fiduciary of the Party or to create any other form of legal association that would impose liability upon one Party for the act or failure to act of the other Party, or as providing either Party with the right, power, or authority (express or implied) to create any duty or obligation of the other Party.

      Publicity. The Parties agree to work cooperatively together on press release, marketing activities, and other publicity that may be mutually beneficial. The Parties further agree that neither Party may use the name of the other Party in any press release or other public disclosures other than as required by law without the prior written consent of the other Party.

    Entire Agreement. This Agreement and its attachments as well as the related Escrow Agreement, as amended, with respect to the subject matter of this Agreement set forth the entire agreement between the Parties and superseded all prior and contemporaneous agreements, discussions, and understandings, express or implied.

    Modifications. This Agreement shall not be modified except in writing signed by an authorized officer of each Party.

    Governing Law. This Agreement shall be construed under and governed by the laws of the State of Minnesota excluding the application of its conflicts of law rules. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

    Assignment; Change of Control; Binding Nature. Except with respect to affiliates of either Party (in which case the assigning Party will remain responsible for its obligations hereunder), each Party may, in whole or in part, either directly or indirectly, delegate its duty of performance or assign its rights or obligations under this Agreement; provided, however, Delphax may only do so with the prior written consent of the Harland Clarke. This Agreement will survive any merger or acquisition by or of either party or its assets, and the parties specifically agree that each of the terms hereof will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns. To the extent that Delphax subcontracts any obligations hereunder, Delphax shall require each subcontractor to adhere and agree to this Agreement.

    Non-Waiver; Severability. The failure of either Party to insist upon performance of any provision or to exercise any right or privilege granted in this Agreement shall not be construed as waiving the provision, right or privilege with shall remain in effect. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way. The Parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision.

    Headings; Construction. Headings used in this Agreement are for reference purposes only. This Agreement is the result of negotiations between the Parties who each had the opportunity to obtain legal advice regarding the terms and conditions of this Agreement. This Agreement will not be construed for or against any Party on the basis of which Party drafted this Agreement.

    Attorney's Fees. If either Party commences litigation to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover reasonable attorney's fees and costs at trial and on appeal.

    Notices. All notices required by this Agreement will be given in writing and will be transmitted by U.S. Mail via certified mail (return receipt requested), a nationally recognized express courier service (such as Federal Express), or facsimile transmission (with receipt acknowledgment) to the Parties at their addresses shown below.

Harland Clarke Corp. Attention: General Counsel	Delphax Technologies Inc. Attention: Greg Furness
10931 Laureate Drive	6100 West 110 Street
San Antonio, Texas 78249	Bloomington, MN 55438
Facsimile: (210) 699-4002	Facsimile: (952) 939-1151

    Counterparts and Facsimile. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile.

* Material has been omitted pursuant to a request for confidential treatment and the material has been filed separately.

[SIGNATURES ON NEXT PAGE]

In witness whereof, this Agreement has been duly executed by authorized representatives of the Parties.

DELPHAX TECHNOLOGIES, INC.	HARLAND CLARKE CORP.

Name: Dieter P. Schilling	Name: George G. Bordon
Title: President and Chief Executive Officer	Title: V.P. Procurement and Supply Management

Signature: /s/ Dieter P. Schilling	Signature: /s/ George G. Bordon

Date: 11/26/2008	Date: 11/26/2008

Schedule A - Products and Pricing*

Schedule A-1 - Variable Pricing *

Schedule B - Current Service Level Agreement *

Schedule C - Technical Support and Maintenance Training Services and Related Service Level Agreements *

Schedule D - Harland Clarke Facility Cutover Dates *

Exhibit A - General Terms and Conditions *

* Material has been omitted pursuant to a request for confidential treatment and the material has been filed separately.